Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan filed on July 2, 2020 of our reports dated February 18, 2020, with respect to the consolidated financial statements and schedule of Archer-Daniels-Midland Company and the effectiveness of internal control over financial reporting of Archer-Daniels-Midland Company included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Saint Louis, Missouri

July 2, 2020